Mr. Jonathan Leff
Allos Therapeutics, Inc. (ALTH)
May 18, 2005


                                  Exhibit 99.1
                                  ------------
                               Continuation Sheet

1.   Name:     Jonathan Leff Address:
               c/o Warburg Pincus & Co.
               466 Lexington Avenue
               New York, New York  10017

Designated Filer:                   Jonathan Leff
Issuer & Ticker Symbol:             Allos Therapeutics, Inc. (ALTH)
Date of Event Requiring Statement:  May 18, 2005

Note (1): On March 4, 2005 (the "Closing Date"), Warburg Pincus Private Equity
          VIII, L.P. ("WP VIII"), a Delaware limited partnership, purchased 2,262,443 shares of Series A Exchangeable Preferred Stock, par value $.001 per share (the "Exchangeable Preferred Stock"), of Allos Therapeutics, Inc. (the "Company"), at an aggregate purchase price of $49,999,990.30, pursuant to a Securities Purchase Agreement, dated as of March 2, 2005 (the "Purchase Agreement"), by and between the Company and WP VIII. On May 18, 2005, the Company's stockholders voted to approve, among other things, the exchange of the Exchangeable Preferred Stock for shares of the Company's Common Stock. Upon such approval, each share of Exchangeable Preferred Stock was automatically exchanged for 10 shares of the Company's Common Stock.

               The sole general partner of WP VIII is Warburg Pincus Partners LLC, a New York limited liability company ("WPP"). Warburg Pincus & Co., a New York general partnership ("WP") is the sole managing member of WPP. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP VIII. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the "Exchange Act"), WPP, WP and WP LLC may be deemed to be the beneficial owners of Common Stock held by WP VIII, although WPP, WP and WP LLC disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein. Mr. Jonathan Leff, a director of the Company, is a general partner of WP and a managing director and member of WP LLC. As such, Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the Common Stock owned by WP VIII. All shares indicated as owned by Mr. Leff are included because of his affiliation with the above entities. Mr. Leff disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein. As of May 18, 2005, by reason of his respective relationships with WP VIII, Mr. Leff may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 22,624,430 shares of Common Stock, representing the 22,624,430 shares of Common Stock that were issued upon automatic exchange of the 2,262,443 shares of Exchangeable Preferred Stock.